                                                                      Exhibit 11



The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings(loss) per share for the periods indicated.

                                                        1997     1996     1995     1994     1993      1998      1997
---------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share
    Net earnings                                       $1,180   $1,154   $2,048   $1,560   $1,022   $(1,148)   $  593
    Weighted average common shares outstanding          595.5    592.5    589.7    565.0    548.8     597.6     594.3
                                                       --------------------------------------------------------------
    Per share amount                                   $ 1.98   $ 1.95   $ 3.47   $ 2.76   $ 1.86   $ (1.92)   $ 1.00
                                                       ==============================================================
Diluted earnings (loss) per share
    Net earnings                                       $1,180   $1,154   $2,048   $1,560   $1,022   $(1,148)   $  593
    Add: Interest on zero coupon notes, net of
         taxes, and effect of executive incentive
         and employee profit sharing plans                  5        4        7       12       15        --         3
                                                       --------------------------------------------------------------
    Net earnings, as adjusted                          $1,185   $1,158   $2,055   $1,572   $1,037   $(1,148)   $  596
                                                       --------------------------------------------------------------
    Weighted average common shares outstanding          595.5    592.5    589.7    565.0    548.8     597.6     594.3
    Add: Effect of dilutive securities
          Stock options                                  10.4      9.9     12.8     13.3     12.9        --      10.8
          Zero coupon notes                               6.3      6.6      7.2     13.4     20.9        --       6.3
                                                       --------------------------------------------------------------
    Diluted wtd. average common shares outstanding      612.2    609.0    609.7    591.7    582.6     597.6     611.4
                                                       --------------------------------------------------------------
                                                       --------------------------------------------------------------
    Per share amount                                   $ 1.94   $ 1.90   $ 3.37   $ 2.66   $ 1.78   $ (1.92)   $ 0.97
                                                       ==============================================================
---------------------------------------------------------------------------------------------------------------------